UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Freshpet, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

358039105

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 358039105	Page 2 of 9 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): MIDOCEAN ASSOCIATES, SPC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0%
12	Type of reporting person (see instructions) OO

13G

CUSIP No. 358039105	Page 3 of 9 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): VIRTUE J EDWARD
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0%
12	Type of reporting person (see instructions) IN

13G

CUSIP No. 358039105	Page 4 of 9 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): ULTRAMAR CAPITAL LTD.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0%
12	Type of reporting person (see instructions) OO

13G

CUSIP No. 358039105	Page 5 of 9 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): MIDOCEAN PARTNERS III, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0%
12	Type of reporting person (see instructions) PN, OO

13G

CUSIP No. 358039105	Page 6 of 9 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): MIDOCEAN PARTNERS III-A, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0%
12	Type of reporting person (see instructions) PN, OO

13G

CUSIP No. 358039105	Page 7 of 9 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): MIDOCEAN PARTNERS III-D, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0%
12	Type of reporting person (see instructions) PN, OO

13G

CUSIP No. 358039105	Page 8 of 9 Pages

1	Names of reporting person I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): MIDOCEAN US ADVISOR, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 0
	7	Sole dispositive power 0
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 0
10	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 0%
12	Type of reporting person (see instructions) PN, OO

13G

CUSIP No. 358039105	Page 9 of 9 Pages

Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on behalf of the Reporting Persons with respect to the Common Stock of the Issuer on February 13, 2015, Amendment No. 1 thereto filed on February 12, 2016 and Amendment No. 2 thereto filed on February 8, 2017 (as so amended, the “Schedule 13G”). Terms defined in the Schedule 13G are used herein as so defined.

The following items of the Schedule 13G are amended and restated as follows:

Item 4	Ownership:

(a)	(a) through (c):

The information requested hereunder is incorporated by reference to the cover pages to this Amendment No. 3 to Schedule 13G.

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2020

By:	/s/ J. Edward Virtue
Name:	J. Edward Virtue

MIDOCEAN ASSOCIATES, SPC, by and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III

/s/ J. Edward Virtue
By:	J. Edward Virtue
Title:	Managing Director

MIDOCEAN PARTNERS III, L.P.

By: MidOcean Associates, SPC, by and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III, its general partner

/s/ J. Edward Virtue
By:	J. Edward Virtue
Title:	Managing Director

MIDOCEAN PARTNERS III-A, L.P.

By: MidOcean Associates, SPC, by and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III, its general partner

/s/ J. Edward Virtue
By:	J. Edward Virtue
Title:	Managing Director

MIDOCEAN PARTNERS III-D, L.P.

By: MidOcean Associates, SPC, by and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III, its general partner

/s/ J. Edward Virtue
By:	J. Edward Virtue
Title:	Managing Director

MIDOCEAN US ADVISOR, L.P.

/s/ J. Edward Virtue
By:	J. Edward Virtue
Title:	Chief Executive Officer

ULTRAMAR CAPITAL LTD

/s/ J. Edward Virtue
By:	J. Edward Virtue
Title:	Chief Executive Officer